Exhibit 99.1

RESTORATION HARDWARE REPORTS RECORD SECOND QUARTER

FISCAL 2014 FINANCIAL RESULTS

Q2 Net Revenues Increased 14%; Adjusted Operating Margin Increased 240 Basis Points to

11.3%; Adjusted Diluted EPS Increased 37% to $0.67

Company Increases Fiscal 2014 Adjusted Diluted EPS Guidance to Range of $2.29 to $2.33

Corte Madera, CA – September 10, 2014 – Restoration Hardware Holdings, Inc. (NYSE:RH) today announced record financial results for the second quarter ended August 2, 2014.

Second Quarter Highlights

•	Net revenues increased 14% on top of a 30% increase for the same period last year

•	Comparable brand revenues increased 13% on top of a 30% increase for the same period last year

•	Adjusted operating margin increased 240 basis points to 11.3%; GAAP operating margin was 11.3% compared to -7.3% for the same period last year

•	Adjusted operating income increased 43% to $48.9 million; GAAP operating income of $48.9 million compared to a loss of $27.8 million for the same period last year

•	Adjusted net income increased 40% to $27.7 million; GAAP net income of $27.3 million compared to a net loss of $17.8 million for the same period last year

•	Adjusted diluted EPS increased 37% to $0.67; GAAP diluted EPS of $0.66 compared to a loss of $0.46 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “Our ability to innovate, curate and integrate new products, categories and businesses, then test and rapidly scale them across our multi-channel platform, is at the core of RH becoming a disruptive brand in the home furnishings marketplace. In the second quarter, we achieved a record operating margin of 11.3%, a 240 basis point improvement versus last year, and the driver of our earnings over-performance. Comparable brand revenue for the quarter increased 13% on top of a 30% increase a year ago – representing an industry-best 43% gain over the two-year period.”

Mr. Friedman added, “We are very pleased with the early results from our new 2014 Source Books. While still early in reading the results, as the books were in homes seven weeks later than last year, the business has continued to accelerate into the second half which gives us the confidence to increase earnings guidance for the year. We did experience a sales shortfall during our Fourth of July Promotional Event as we underestimated the negative effect of the later Source Book mailing which led to lower than expected revenues in the second quarter. Post the event, our business remains strong and we expect it to continue building as we roll out some of the tested, new collections into our stores beginning this week. Additionally, our historical data implies that our new product offer will continue to accelerate for several more weeks post the book drop and as our in-stock positions improve.”

Mr. Friedman continued, “Looking forward, we remain focused on our key value driving strategies including the expansion of our product offer, the transformation of our retail stores, and the continued enhancement of our multi-channel platform and operating infrastructure. Regarding the transformation of our retail stores, we will be opening a new, larger Full Line Design Gallery on Melrose Avenue in Los Angeles and our first next generation Full Line Design Gallery in Atlanta later this year. We now have signed leases for 8 next generation Full Line Design Galleries and have identified and are in negotiations for more than 30 additional locations.”

Mr. Friedman concluded, “From the continued evolution of our Source Books, to the transformative economics of our Full Line Design Galleries, to how we source, price, present and deliver products across our multi-channel platform, we are constantly evolving and working to create a superior business model. While still in the early stages of building RH into the leading luxury home brand, we are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margin, and generating significant free cash flow.”

Second Quarter Fiscal 2014 Financial Results

Revenue—Net revenues for the second quarter of fiscal 2014 increased 14% to $433.8 million from $382.1 million in the second quarter of fiscal 2013.

•	Comparable brand revenue, which includes direct, increased 13% in the second quarter of fiscal 2014 on top of a 30% increase for the same period last year.

•	As of August 2, 2014, the Company operated a total of 68 retail stores, consisting of 59 Galleries, 6 Full Line Design Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores throughout the United States and Canada. This compares to a total of 70 retail stores, consisting of 62 Galleries, 5 Full Line Design Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores throughout the United States and Canada at the end of the second quarter of fiscal 2013.

•	Direct revenues increased 19% to $211.8 million for the second quarter of fiscal 2014. This growth is on top of a 33% increase in direct revenues for the second quarter of fiscal 2013.

Operating Income (Loss) and Margin*—Adjusted operating income for the second quarter of fiscal 2014 increased 43% to $48.9 million compared to $34.2 million in the second quarter of fiscal 2013. Adjusted operating margin for the second quarter of fiscal 2014 increased 240 basis points to 11.3% from 8.9% for the same period last year. Including the impact of non-recurring and other items, GAAP operating income was $48.9 million compared to a loss of $27.8 million for the same period last year and GAAP operating margin was 11.3% compared to -7.3% for the same period last year.

Net Income (Loss)*—Adjusted net income for the second quarter of fiscal 2014 increased 40% to $27.7 million from $19.8 million in the second quarter of fiscal 2013. Adjusted net income excludes the impact of non-recurring and other items, and excludes from interest expense the non-cash debt discount amortization related to the Company’s convertible senior notes that were issued in a private placement in June 2014. Adjusted net income is calculated using a 40% effective tax rate. GAAP net income during the second quarter of fiscal 2014 was $27.3 million compared to a net loss of $17.8 million for the same period last year.

Earnings (Loss) Per Share*—Adjusted diluted EPS for the second quarter of fiscal 2014 increased 37% to $0.67 from $0.49 during the same period last year. Including the impact of non-recurring and other items, and the non-cash debt discount amortization, GAAP diluted EPS during the second quarter of fiscal 2014 was $0.66 compared to a loss of $0.46 for the same period last year.

First Half Fiscal 2014 Financial Results

Revenue—Net revenues for the six months ended August 2, 2014 increased 17% to $800.0 million from $683.4 million for the first half of fiscal 2013.

•	Comparable brand revenue, which includes direct, increased 15% in the first half of fiscal 2014 on top of a 34% increase for the same period last year.

•	Direct revenues increased 21% in the first half of fiscal 2014. This growth is on top of a 35% increase in direct revenues for the first half of fiscal 2013.

Operating Income (Loss) and Margin*—Adjusted operating income for the first half of fiscal 2014 increased 62% to $62.9 million compared to $38.8 million in the first half of fiscal 2013. Adjusted operating margin for the first half of fiscal 2014 increased to 7.9% from 5.7% for the same period last year. Including the impact of non-recurring and other items, GAAP operating income was $53.7 million compared to a loss of $27.3 million for the same period last year and GAAP operating margin was 6.7% compared to -4.0% for the same period last year.

Net Income (Loss)*—Adjusted net income increased 58% to $34.9 million in the first half of fiscal 2014 from $22.1 million in the first half of fiscal 2013. Adjusted net income excludes the impact of non-recurring and other items, and excludes from interest expense the non-cash debt discount amortization related to the Company’s convertible senior notes that were issued in a private placement in June 2014. Adjusted net income is calculated using a 40% effective tax rate. GAAP net income during the first half of fiscal 2014 was $29.0 million compared to a net loss of $18.0 million for the same period last year.

Earnings (Loss) Per Share*—Adjusted diluted EPS for the first half of fiscal 2014 increased 52% to $0.85 from $0.56 during the same period last year. Including the impact of non-recurring and other items, and the non-cash debt discount amortization, GAAP diluted EPS during the first half of fiscal 2014 was $0.71 compared to a loss of $0.47 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following guidance for the third quarter of fiscal 2014:

•	Net revenues in the range of $475 million to $485 million

•	Adjusted net income in the range of $19 million to $20 million

•	Adjusted diluted EPS in the range of $0.46 to $0.48

•	Diluted shares outstanding of approximately 41.5 million

The Company is updating its guidance for the fiscal year ending January 31, 2015 as follows:

•	Net revenues in the range of $1.85 billion to $1.87 billion

•	Adjusted net income in the range of $94.9 million to $96.7 million

•	Adjusted diluted EPS in the range of $2.29 to $2.33

•	Diluted shares outstanding of approximately 41.4 million

Note: The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior quarters.

Conference Call and Webcast Information

Restoration Hardware will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its second quarter fiscal 2014 results. Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of Restoration Hardware’s quarterly conference call will also be available online at the Company’s website www.rh.com under Investor Relations. A replay of the conference call will be available through September 24, 2014 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 94621139, as well as on the Company’s investor relations website.

About Restoration Hardware

RH (Restoration Hardware Holdings, Inc.—NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

*Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, adjusted EPS, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. With respect to the Company’s non-GAAP guidance for the third fiscal quarter of 2014 and the fiscal year ending January 31, 2015, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items such as non-cash and other one-time compensation, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the third fiscal quarter of 2014 and the fiscal year ending January 31, 2015; our belief that our ability to innovate, curate and integrate new products, categories and businesses, then test and rapidly scale them across our multi-channel platform, is at the core of RH becoming a disruptive brand in the home furnishings marketplace; our belief that our business remains strong and we expect it to continue building as we roll out some of the tested, new collections into our stores; our expectation that our new product offer will continue to accelerate for several more weeks post the book drop and as our in-stock positions improve; our statement regarding our expected opening of a new, larger Full Line Design Gallery on Melrose Avenue in Los Angeles and our first next generation Full Line Design Gallery in Atlanta later this year; our goal to constantly evolve and create a superior business model; our goal to build

RH into the leading luxury home brand; our belief that we are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margin, and generating significant free cash flow, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

VP, Investor Relations

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

FINANCIAL STATEMENTS AND RELATED INFORMATION

TABLE OF CONTENTS

Page 7.	Condensed Consolidated Statements of Operations

Page 8.	Condensed Consolidated Balance Sheets

Page 9.	Condensed Consolidated Statements of Cash Flows

Page 10.	Operating Metrics and Other Data

Page 11.	Reconciliation of Adjusted Income Statement Items

Page 13.	Reconciliation of Net Income (Loss) to Operating Income and Adjusted Operating Income

Page 14.	Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

Page 15.	Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Income Per Share

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	August 2, 2014	% of Net Revenues	August 3, 2013	% of Net Revenues	August 2, 2014	% of Net Revenues	August 3, 2013	% of Net Revenues
Net revenues	$433,766	100.0%	$382,098	100.0%	$800,020	100.0%	$683,435	100.0%
Cost of goods sold	265,857	61.3%	242,872	63.6%	507,762	63.5%	442,332	64.7%

Gross profit	167,909	38.7%	139,226	36.4%	292,258	36.5%	241,103	35.3%
Selling, general and administrative expenses	118,974	27.4%	167,006	43.7%	238,545	29.8%	268,372	39.3%

Income (loss) from operations	48,935	11.3%	(27,780)	-7.3%	53,713	6.7%	(27,269)	-4.0%
Interest expense	(4,346)	-1.0%	(1,191)	-0.2%	(6,402)	-0.8%	(2,031)	-0.3%

Income (loss) before income taxes	44,589	10.3%	(28,971)	-7.5%	47,311	5.9%	(29,300)	-4.3%
Income tax expense (benefit)	17,336	4.0%	(11,136)	-2.8%	18,263	2.3%	(11,304)	-1.7%

Net income (loss)	$27,253	6.3%	$(17,835)	-4.7%	$29,048	3.6%	$(17,996)	-2.6%

Weighted-average shares used in computing basic net income (loss) per share	39,436,255		38,712,000		39,294,274		38,394,013
Basic net income (loss) per share	$0.69		$(0.46)		$0.74		$(0.47)
Weighted-average shares used in computing diluted net income (loss) per share	41,262,629		38,712,000		40,965,628		38,394,013
Diluted net income (loss) per share	$0.66		$(0.46)		$0.71		$(0.47)

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
Cash and cash equivalents	$181,493	$13,389	$15,012
Merchandise inventories	547,103	453,845	406,676
Other current assets	173,337	146,581	155,715

Total current assets	901,933	613,815	577,403
Property and equipment—net	261,872	214,909	154,008
Goodwill and other intangibles	173,367	171,132	171,730
Other assets	29,556	25,247	26,223

Total assets	$1,366,728	$1,025,103	$929,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$248,336	$206,778	$205,551
Other current liabilities	114,350	110,670	91,455

Total current liabilities	362,686	317,448	297,006
Convertible senior notes—net	277,678	—	—
Revolving line of credit	—	85,425	87,575
Other long-term obligations	112,111	76,958	45,410

Total liabilities	752,475	479,831	429,991

Stockholders’ equity	614,253	545,272	499,373

Total liabilities and stockholders’ equity	$1,366,728	$1,025,103	$929,364

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	August 2, 2014	August 3, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$29,048	$(17,996)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,978	13,228
Stock-based compensation expense	6,750	64,282
Other non-cash items	(5,605)	(13,805)
Change in assets and liabilities:
Merchandise inventories	(93,185)	(53,483)
Accounts payable, accrued expenses and other	17,289	39,203

Net cash provided by (used in) operating activities	(29,725)	31,429

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(38,800)	(30,616)
Purchase of trademarks	(252)	—

Net cash used in investing activities	(39,052)	(30,616)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under revolving line of credit	(85,425)	5,074
Proceeds from issuance of convertible senior notes	350,000	—
Proceeds from issuance of warrants	40,390	—
Purchase of convertible note hedges	(73,325)	—
Convertible debt issuance costs	(5,385)	—
Payments on capital leases	(1,478)	(760)
Proceeds from the exercise of stock options	5,806	695
Excess tax benefit from the exercise of stock options	7,612	1,032
Tax withholdings related to issuance of stock-based awards	(1,306)	(178)

Net cash provided by financing activities	236,889	5,863

Effects of foreign currency exchange rate translation	(8)	(18)

Net increase in cash and cash equivalents	168,104	6,658
Cash and cash equivalents
Beginning of period	13,389	8,354

End of period	$181,493	$15,012

RESTORATION HARDWARE HOLDINGS, INC.

OPERATING METRICS AND OTHER DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Growth in net revenues:
Stores [a]	9%	28%	13%	33%
Direct	19%	33%	21%	35%
Total	14%	30%	17%	34%
Comparable brand revenue growth [b]	13%	30%	15%	34%
Retail: [c]
Retail stores open at beginning of period	69	70	70	71
Stores opened	1	—	1	2
Stores closed	2	—	3	3
Retail stores open at end of period	68	70	68	70
Retail sales per leased selling square foot [d]	$354	$353	$652	$638
Total leased square footage at end of period (in thousands)	810	796	810	796
Total leased selling square footage at end of period (in thousands) [e]	564	521	564	521
Average leased square footage (in thousands) [f]	801	796	798	789
Average leased selling square footage (in thousands) [f]	556	521	553	515
Direct as a percentage of net revenues [g]	49%	47%	49%	47%

[a]	Store data represents retail stores plus outlet stores.
[b]	Comparable brand revenue growth includes retail comparable store sales, including Baby & Child Galleries, and direct net revenues. Comparable brand revenue growth excludes retail non-comparable store sales and outlet store net revenues. Comparable store sales have been calculated based upon retail stores, excluding outlet stores, that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. If a store is closed for seven days during a month, that month will be excluded from comparable store sales.
[c]	Retail data has been calculated based upon retail stores, which includes our Baby & Child Galleries and excludes outlet stores.
[d]	Retail sales per leased selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average leased selling square footage for the period.
[e]	Leased selling square footage is retail space at our stores used to sell our products. Leased selling square footage excludes backrooms at retail stores used for storage, office space or similar matters. Leased selling square footage excludes exterior sales space located outside a store, such as courtyards, gardens and rooftops. Leased selling square footage includes approximately 4,500 square feet related to one owned store location.
[f]	Average square footage (leased or leased selling, as applicable) is calculated for each quarter by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two. Average square footage for periods of six months is calculated by averaging the average square footage for the quarters within such periods.
[g]	Direct revenues include sales through our catalogs and websites.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported August 2, 2014	Adjustments	Adjusted August 2, 2014	% of Net Revenues	Reported August 3, 2013	Adjustments	Adjusted August 3, 2013	% of Net Revenues
Net revenues	$433,766	$—	$433,766	100.0%	$382,098	$—	$382,098	100.0%
Cost of goods sold	265,857	—	265,857	61.3%	242,872	—	242,872	63.6%

Gross profit	167,909	—	167,909	38.7%	139,226	—	139,226	36.4%
Selling, general and administrative expenses [a]	118,974	—	118,974	27.4%	167,006	(61,960)	105,046	27.5%

Income (loss) from operations	48,935	—	48,935	11.3%	(27,780)	61,960	34,180	8.9%
Interest expense [b]	(4,346)	1,576	(2,770)	-0.6%	(1,191)	—	(1,191)	-0.2%

Income (loss) before income taxes	44,589	1,576	46,165	10.6%	(28,971)	61,960	32,989	8.7%
Income tax expense (benefit) [c]	17,336	1,130	18,466	4.2%	(11,136)	24,332	13,196	3.5%

Net income (loss) [d]	$27,253	$446	$27,699	6.4%	$(17,835)	$37,628	$19,793	5.2%

Weighted-average shares used in computing basic net income (loss) per share	39,436,255		39,436,255		38,712,000		38,712,000
Basic net income (loss) per share	$0.69		$0.70		$(0.46)		$0.51
Weighted-average shares used in computing diluted net income (loss) per share	41,262,629		41,262,629		38,712,000		40,696,706
Diluted net income (loss) per share	$0.66		$0.67		$(0.46)		$0.49

[a]	The adjustments for selling, general and administrative expenses include certain charges related to non-cash compensation and follow-on offering fees. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[b]	The adjustment to interest expense represents the exclusion of the non-cash amortization of debt discount related to our convertible senior notes. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[c]	Assumes a normalized tax rate of 40% for both periods presented. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Six Months Ended
	Reported August 2, 2014	Adjustments	Adjusted August 2, 2014	% of Net Revenues	Reported August 3, 2013	Adjustments	Adjusted August 3, 2013	% of Net Revenues
Net revenues	$800,020	$—	$800,020	100.0%	$683,435	$—	$683,435	100.0%
Cost of goods sold	507,762	—	507,762	63.5%	442,332	—	442,332	64.7%

Gross profit	292,258	—	292,258	36.5%	241,103	—	241,103	35.3%
Selling, general and administrative expenses [a]	238,545	(9,200)	229,345	28.6%	268,372	(66,050)	202,322	29.6%

Income (loss) from operations	53,713	9,200	62,913	7.9%	(27,269)	66,050	38,781	5.7%
Interest expense [b]	(6,402)	1,576	(4,826)	-0.6%	(2,031)	—	(2,031)	-0.3%

Income (loss) before income taxes	47,311	10,776	58,087	7.3%	(29,300)	66,050	36,750	5.4%
Income tax expense (benefit) [c]	18,263	4,972	23,235	2.9%	(11,304)	26,004	14,700	2.2%

Net income (loss) [d]	$29,048	$5,804	$34,852	4.4%	$(17,996)	$40,046	$22,050	3.2%

Weighted-average shares used in computing basic net income (loss) per share	39,294,274		39,294,274		38,394,013		38,394,013
Basic net income (loss) per share	$0.74		$0.89		$(0.47)		$0.57
Weighted-average shares used in computing diluted net income (loss) per share	40,965,628		40,965,628		38,394,013		39,511,685
Diluted net income (loss) per share	$0.71		$0.85		$(0.47)		$0.56

[a]	The adjustments for selling, general and administrative expenses include certain charges incurred in connection with a legal claim, non-cash compensation and follow-on offering fees. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[b]	The adjustment to interest expense represents the exclusion of the non-cash amortization of debt discount related to our convertible senior notes. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[c]	Assumes a normalized tax rate of 40% for both periods presented. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net income (loss)	$27,253	$(17,835)	$29,048	$(17,996)
Interest expense	4,346	1,191	6,402	2,031
Income tax expense (benefit)	17,336	(11,136)	18,263	(11,304)

Operating income	48,935	(27,780)	53,713	(27,269)
Legal claim [a]	—	—	9,200	—
Non-cash compensation [b]	—	59,832	—	63,155
Follow-on offering fees [c]	—	2,128	—	2,895

Adjusted operating income	$48,935	$34,180	$62,913	$38,781

Net revenues	$433,766	$382,098	$800,020	$683,435

Operating margin [d]	11.3%	-7.3%	6.7%	-4.0%

Adjusted operating margin [d]	11.3%	8.9%	7.9%	5.7%

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Gary Friedman, our Chairman and Chief Executive Officer, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[c]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[d]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
GAAP net income (loss)	$27,253	$(17,835)	$29,048	$(17,996)

Adjustments (pre-tax):
Legal claim [a]	$—	$—	$9,200	$—
Amortization of debt discount [b]	1,576	—	1,576	—
Non-cash compensation [c]	—	59,832	—	63,155
Follow-on offering fees [d]	—	2,128	—	2,895

Subtotal adjusted items	1,576	61,960	10,776	66,050
Impact of income tax items [e]	(1,130)	(24,332)	(4,972)	(26,004)

Adjusted net income [f]	$27,699	$19,793	$34,852	$22,050

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the $350 million principal amount of our convertible senior notes (the “Notes”), we separated the Notes into liability (debt) and equity (conversion option) components and we will amortize as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes.
[c]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Mr. Friedman, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[d]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[e]	Assumes a normalized tax rate of 40% for all periods presented.
[f]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Diluted net income (loss) per share [a]	$0.66	$(0.44)	$0.71	$(0.46)
EPS impact of adjustments (pre-tax):
Legal claim [b]	$—	$—	$0.22	$—
Amortization of debt discount [c]	0.04	—	0.04	—
Non-cash compensation [d]	—	1.47	—	1.60
Follow-on offering fees [e]	—	0.05	—	0.07

Subtotal adjusted items	0.04	1.52	0.26	1.67
Impact of income tax items [f]	(0.03)	(0.59)	(0.12)	(0.65)

Adjusted diluted net income per share [g]	$0.67	$0.49	$0.85	$0.56

[a]	Diluted net loss per share for the three and six months ended August 3, 2013 is calculated based on GAAP net loss and diluted weighted-average shares of 40,696,706 and 39,511,685, respectively.
[b]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[c]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the Notes, we separated the Notes into liability (debt) and equity (conversion option) components and we will amortize as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes.
[d]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Mr. Friedman, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[e]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[f]	Assumes a normalized tax rate of 40% for all periods presented.
[g]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.